DISSOLUTION OF CROWN AUTO HOLDINGS ANNOUNCED

January 4, 2013 Salt Lake City, Utah -- Crown Auto Holdings, Inc. (OTC Pink Sheets: “CUTO”) announced today that the Company was dissolved, effective December 31, 2012, with the approval of its sole director and its majority stockholder.  All assets and inventory were assigned to Crown Auto, Inc., a Utah corporation wholly owned by such sole director and majority stockholder, in consideration of the agreement by Crown Auto, Inc. to pay or compromise all liabilities of the Company reflected in its balance sheet at November 30, 2012, or incurred in the ordinary course of business from that date until its dissolution.  At November 30, 2012, the Company’s liabilities exceeded its assets by approximately $208,000.

The Company will ask the OTC Markets, Inc. to delist the Company’s common stock from the Pink Sheets as quoted under the symbol “CUTO.”

For Crown Auto Holdings, Inc.

Leonard W. Burningham, Esq.

lwb@burninglaw.com

801-363-7411